UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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LTX Corporation

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825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 6, 2006

The Annual Meeting of Stockholders of LTX Corporation will be held at the offices of LTX Corporation at 825 University Avenue, Norwood, Massachusetts 02062 on December 6, 2006, beginning at 10:00 a.m. local time, for the following purposes:

1.	To elect three members of the Board of Directors to serve for three-year terms as Class II Directors.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its 2007 fiscal year.

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on October 26, 2006 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the meeting.

By Order of the Board

JOSEPH A. HEDAL, Secretary

November 2, 2006

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to assure representation of your shares, unless you are voting by internet or telephone. No postage need be affixed if mailed in the United States.

LTX CORPORATION

PROXY STATEMENT

November 2, 2006

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LTX Corporation (“LTX” or the “Company”) of proxies for use at the Annual Meeting of Stockholders to be held on December 6, 2006, and any adjournments thereof (the “2006 Annual Meeting”). Shares as to which a proxy has been executed will be voted as specified in the proxy.

A majority of the votes entitled to be cast on a matter, represented at the meeting in person or by proxy, shall constitute a quorum for the transaction of business on any particular matter to be voted on at the 2006 Annual Meeting. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for such matter.

A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Brokers have the discretion to vote shares on routine matters, but not on non-routine matters. All of the Company’s proposals for the 2006 Annual Meeting are considered routine as of the date of this proxy statement. Shares which abstain from voting on a particular matter and broker non-votes will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. As a result, abstentions and broker non-votes will have no effect on Proposals 1 and 2.

A proxy may be revoked at any time by notice in writing received by the Secretary of the Company at LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062 before it is voted, by executing a proxy with a later date or by attending and voting at the 2006 Annual Meeting.

Solicitation of proxies by mail is expected to commence on November 2, 2006, and the cost thereof will be borne by the Company. Copies of solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses.

Any stockholder who owns shares of common stock of record may authorize the voting of its shares over the internet at http://www.eproxyvote.com/ltxx or by telephone by calling 1-877-779-8683, 24 hours a day, 7 days a week, and by following the instructions on the enclosed proxy card. Authorizations submitted over the internet or by telephone must be received by 11:59 p.m. EST on December 5, 2006.

Any stockholder whose shares are held of record by a broker or other nominee should follow the voting instructions provided by such broker or other nominee.

VOTING SECURITIES

The Company’s only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. Each stockholder of record on October 26, 2006 is entitled to one vote for each share registered in such stockholder’s name. As of that date, there were 62,017,164 shares of common stock issued and outstanding.

CERTAIN STOCKHOLDERS

The following table sets forth, as of September 29, 2006 (unless otherwise noted), the amount and percentage of outstanding common stock of the Company beneficially owned by (i) each person known by the Company to beneficially own more than 5% of the Company’s outstanding common stock, (ii) each executive officer named in the Summary Compensation Table under the heading “Compensation of Executive Officers” on page 8, (iii) each director and (iv) all directors and executive officers of the Company as a group, on the basis of information supplied to the Company. The address for all our executive officers and directors is in care of LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable.

Name and Address	Number of Shares of Common Stock Beneficially Owned(3)	Percent of Common Stock
Barclays Global Investors, Ltd.(1)	6,302,577	10.2%
FMR Corp.(2)	3,111,213	5.0
Roger W. Blethen	1,743,510	2.7
David G. Tacelli	853,062	1.4
Mark J. Gallenberger	574,728	1.0
Samuel Rubinovitz	140,500	*
Roger J. Maggs	135,500	*
Peter S. Rood	133,304	*
Robert E. Moore	108,500	*
Stephen M. Jennings	102,150	*
Mark S. Ain	77,900	*
Mukesh Mowji	55,095	*
Patrick J. Spratt	8,800	*
All directors and executive officers as a group (11 persons)	3,933,049	6.0%

* Less than 1%

(1)	The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. Beneficial ownership is derived from a Schedule 13G/A filed on August 9, 2006.

(2)	The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Beneficial ownership is derived from a Schedule 13G/A filed on August 10, 2006.

(3)	Shares owned by Messrs. Blethen, Tacelli, Gallenberger, Rubinovitz, Maggs, Rood, Moore, Jennings, Ain, Mowji, Spratt and by all executive officers and directors as a group includes 1,663,007 shares, 791,426 shares, 539,000 shares, 118,500 shares, 127,500 shares, 117,344 shares, 88,500 shares, 95,400 shares, 74,300 shares, 37,500 shares and 6,800 shares, respectively, under options which are presently exercisable or which will become exercisable within sixty days of September 29, 2006.

ITEM 1. ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The current Class II Directors are Messrs. Roger W. Blethen, Roger J. Maggs and Patrick J. Spratt. The present term of office for the Class II Directors expires at the 2006 Annual Meeting. The nominees for election as Class II Director are Messrs. Blethen, Maggs and Spratt. If re-elected, the Class II nominees will hold office until the Annual Meeting of Stockholders to be held in the year 2009.

Unless a proxy is marked to withhold authority for the election of any or all of the nominees for Class II Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of all of the nominees for Class II Directors. If the proxy indicates that the stockholder wishes to withhold a vote from a Class II Director nominee, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that any of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxies will vote for the other nominees and may vote for a substitute for such nominee.

Set forth below is information for each of the nominees for Class II Directors to be elected at the 2006 Annual Meeting, and for each of the Class III Directors and Class I Directors who will continue to serve until the Annual Meetings of Stockholders to be held in 2007 and 2008, respectively.

Nominees to Serve a Three-Year Term Expiring at the 2009 Annual Meeting (Class II Directors)

Name	Business Affiliations
Roger W. Blethen	Mr. Blethen, age 55, has been a Director since 1980 and was appointed Chairman of the Board in December 2001. He was Chief Executive Officer of the Company from September 1996 until November 2005. Mr. Blethen was a President of the Company from 1994 to 1996 and a Senior Vice President of the Company from 1985 until 1994. Mr. Blethen was a founder of the Company and served in a number of senior management positions with the Company since its formation in 1976.

Roger J. Maggs	Mr. Maggs, age 60, has been a Director of the Company since 1994. Mr. Maggs is currently a partner at Celtic House Venture Partners, a private equity investment firm. He has held senior positions with that firm since 1994. Mr. Maggs was a Vice President of Alcan Aluminum Limited from 1986 until 1994.

Patrick J. Spratt	Mr. Spratt, age 58, was elected a Director of the Company in November 2005. Since 2002, Mr. Spratt has served as chief financial officer of KVH Industries, Inc., a leader in the development and manufacture of mobile broadband satellite communications, fiber optic products and tactical land navigation systems. Prior to joining KVH, Mr. Spratt served as an independent consultant and chief financial officer for FabCentric, Inc., a provider of productivity software for semiconductor manufacturing. From January 2000 to April 2001, he served as director and chief financial officer of Negen Access Inc., a broadband telecommunications company. Prior to joining Negen, Mr. Spratt held several management positions with BioReliance Corporation and Digital Equipment Corporation. Mr. Spratt was identified as a candidate for the Company’s Board of Directors by Mr. Ain, who is a director of KVH Industries and Chairman of the Company’s Corporate Governance and Nominating Committee.

Directors Serving a Three-Year Term Expiring at the 2007 Annual Meeting (Class III Directors)

Name	Business Affiliations
Mark S. Ain	Mr. Ain, age 63, has been a Director of the Company since 2001. Since founding Kronos Incorporated in 1977, Mr. Ain has held the position of Chairman and, until 2005, Chief Executive Officer. Mr. Ain serves as a director of Kronos Incorporated, American Electronics Association (AeA), KVH Industries, Inc, and various private companies. He is also active on several charitable boards.

Samuel Rubinovitz	Mr. Rubinovitz, age 76, has been a Director of the Company since 1994 and served as Chairman of the Board from December 1997 to 2001. He was Executive Vice President of EG&G, Inc., responsible for the aerospace, optoelectronics and instrument product groups from 1989 until his retirement in 1994. He is a director of Richardson Electronics, Ltd. and Kronos Incorporated.

David G. Tacelli	Mr. Tacelli, age 47, was elected a Director of the Company in November 2005 and has been Chief Executive Officer of the Company since November 2005. Mr. Tacelli has been with the Company for 17 years and was President and Chief Operating Officer from 2002 until November 2005. Prior to his promotion to President and Chief Operating Officer, Mr. Tacelli served as Executive Vice President from 1999 to 2002. He was also Chief Financial Officer and Treasurer from 1998 to 2000 and Vice President of Operations from 1996 to 1998. He has held other leadership positions at the Company in sales management, manufacturing and customer service. Mr. Tacelli joined LTX in 1988 after seven years at Texas Instruments in various management positions.

Directors Serving a Three-Year Term Expiring at the 2008 Annual Meeting (Class I Directors)

Name	Business Affiliations
Stephen M. Jennings	Mr. Jennings, age 45, has been a Director of the Company since 1997. Mr. Jennings was appointed Global Head of the professional services business of Monitor Group LP, a strategy consulting firm, in 2006 and has been a Director of Monitor since 1996. From 1988 to 1996, he was a consultant to that company. Mr. Jennings is Chairman of the Board of Aspen Technology, Inc.

Robert E. Moore	Mr. Moore, age 68, has been a Director of the Company since 1989. Mr. Moore was Chief Executive Officer and Chairman of Reliable Power Meters, Inc., a company that manufactures and sells power measurement instruments, from the time he founded it in 1992 until April 2002 when it was purchased by Fluke Corporation. From April 2002 until September 2003, he was acting President of that company. He also was a founder of Basic Measuring Instruments, Inc., which manufactures and sells power measurement instruments. He served as a director of that company from 1982 until 1990 and as a Senior Vice President responsible for marketing and sales from 1985 until 1990.

Required Vote; Board Recommendation

The affirmative vote of the holders of a plurality of the Company’s outstanding common stock present in person or by proxy and voting at the 2006 Annual Meeting is required to elect the Class II Directors. The Board of Directors recommends you vote “FOR” the election of its nominees for Class II Directors.

Compensation of Directors

Directors who are not employees of the Company receive a retainer of $20,000 per year, payable on a quarterly basis, a fee of $3,000 for each directors’ meeting attended and a fee of $1,000 for attendance at each meeting of a committee approved by the Board of Directors. The Audit Committee chairman and the Compensation Committee chairman, however, receive $3,000 and $2,000, respectively, for their services as chairman at each such committee meeting attended. Directors are also reimbursed for travel expenses for attending meetings. In addition, directors who are not employees of the Company receive an option to purchase 20,000 shares on the date first elected to the Board, 9,500 additional shares in each year served as a member of the Board, 3,000 additional shares in each year served as chairman of a committee of the Board and 1,500 additional shares in each year served as a member of a committee of the Board. All of such options are granted on the date of the annual meeting, have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and vest over a period of three years as follows: (i) 20% one year from grant date; (ii) 35% two years from grant date; and, (iii) 45% three years from grant date. As a result of the requirement for the Company to expense stock option grants in its 2006 fiscal year, in the future, beginning on the date of the 2006 Annual Meeting, it is expected that directors who are not employees of the Company will receive stock settled restricted stock units in lieu of stock options. Employee directors receive no separate, additional compensation or options for their services as directors.

Board of Directors’ Meetings and Committees

The Board of Directors of the Company held five meetings during the fiscal year ended July 31, 2006, and took other actions by unanimous consent of the Board of Directors. All directors attended at least 75% of the meetings of the Board and of the committees of the Board on which they respectively served.

The Board has a standing Compensation Committee which met five times during the fiscal year ended July 31, 2006. The Compensation Committee determines the compensation of all executive officers of the Company and recommends the compensation policies for other officers and employees. The members of the Compensation Committee are Messrs. Ain, Jennings and Moore. Mr. Jennings serves as chairman of the Compensation Committee. The Board has a standing Audit Committee which met nine times during the fiscal year ended July 31, 2006. The Audit Committee assists the Board of Directors’ pursuant to a written charter in the oversight of the integrity of the Company’s financial statements and compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications and independence and the performance of the Company’s registered public accounting firm. The members of the Audit Committee are Messrs. Maggs, Rubinovitz and Spratt. Mr. Spratt serves as the chairman of the Audit Committee and is an “audit committee financial expert” as defined by the SEC’s rules. The Board has a standing Corporate Governance and Nominating Committee which met two times during the fiscal year ended July 31, 2006. The Corporate Governance and Nominating Committee is responsible for overseeing corporate governance principles applicable to the Company, recommending to the Board of Directors the persons to be nominated for election as directors and determining the membership of Board committees. The members of the Corporate Governance and Nominating Committee are Messrs. Ain, Jennings, Maggs, Moore, Rubinovitz and Spratt. Mr. Ain serves as chairman of the Corporate Governance and Nominating Committee. A copy of the Corporate Governance and Nominating Committee Charter was filed with last year’s proxy statement.

The Board of Directors has determined that each member of the Audit, Compensation and Corporate Governance and Nominating Committees is independent as defined under the rules of the Nasdaq Stock Market including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934. In addition, all of the members of the Audit Committee otherwise satisfy NASDAQ’s eligibility requirements for Audit Committee membership.

Under NASDAQ rules, a director of the Company will only qualify as an “independent director” if, in the opinion of the Company’s Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Company’s Board of Directors has determined that none of Mark S. Ain, Stephen M. Jennings, Roger J. Maggs, Robert E. Moore, Samuel Rubinovitz or Patrick J. Spratt has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the rules of the Nasdaq Stock Market.

Director Candidates

The process followed by the Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee applies criteria it deems appropriate for the Board. These criteria may include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interest of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Corporate Governance and Nominating Committee, c/o Secretary, LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right to directly nominate director candidates, without any action by the Corporate Governance and Nominating Committee or the Board by submitting a written notice to the Secretary of LTX at the same address in accordance with the procedures set forth in the Company’s By-laws. These procedures are described in the section of this Proxy Statement entitled “Stockholder Proposals”.

Director Attendance at Annual Meetings

The Company’s policy is to encourage the Board of Directors to attend annual meetings. Eight directors attended the 2005 Annual Meeting.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Corporate Governance and Nominating Committee, with the assistance of the Company’s Secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Corporate Governance and Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Secretary, LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062.

Executive Officers of the Company

The executive officers of the Company, as of September 29, 2006, are as follows:

Executive Officer	Age	Position
David G. Tacelli	47	President and Chief Executive Officer
Mark J. Gallenberger	42	Vice President, Chief Financial Officer and Treasurer
Mukesh Mowji	48	Vice President, Worldwide Customer Operations
Peter S. Rood	50	Vice President, Product Development and Operations

Executive officers are appointed by and serve at the discretion of the Board of Directors of the Company.

David G. Tacelli was appointed Chief Executive Officer of the Company effective November 1, 2005. He served as President and Chief Operating Officer since May 2002 and remains President of the Company. Prior to that, he was Executive Vice President from December 1999 to May 2002. He was Chief Financial Officer and Treasurer from December 1998 to October 2000. Prior to that, Mr. Tacelli was Vice President, Operations from 1996 to 1998. Mr. Tacelli’s previous responsibilities at LTX included Director of Manufacturing of the Mixed Signal Division, a position he held from 1994 to 1996. From 1992 to 1994, he was Director of Customer Service. He served as Controller and Business Manager for Operations from 1990 to 1992 and was Controller for Sales and Support from 1988 to 1990. Prior to joining LTX, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Mark J. Gallenberger was appointed Vice President, Chief Financial Officer and Treasurer in October 2000. Prior to joining LTX, Mr. Gallenberger was a Vice President with Cap Gemini Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Mr. Gallenberger holds an MBA from Northwestern University’s Kellogg Graduate School of Management and a Bachelor of Science degree in electrical engineering from Rochester Institute of Technology. Prior to joining Ernst & Young, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group.

Mukesh Mowji was appointed Vice President, Worldwide Customer Operations in October 2005. Mr. Mowji served as Vice President of Worldwide Sales and Marketing of LogicVision from August 2000 until August 2004 when he rejoined the Company. From 1988 to 2000 Mr. Mowji held various senior positions in marketing, sales, and field operations at LTX. Prior to that, he worked in a number of different engineering and management positions at Fairchild Test Systems from 1980 to 1988.

Peter S. Rood was appointed Vice President, Product Development and Operations in November 2004. He rejoined the Company in June 2004 as Vice President of Engineering and Product Development. From May 2003 to June 2004, he was President and Chief Executive Officer of PSR Associates, a management consulting firm. From 1999 to 2003, he was Chief Operating Officer of InfoLibria Inc. and from 1996 to 1999, he was Vice President of Operations of Rascom Corporation. Prior to that, he was Vice President of Operations for ASECO Corporation from 1993 to 1996 and from 1986 to 1993 he worked in a number of different management positions with the Company, including Vice President of Operations.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information with respect to the annual and long term compensation of each person who served as the Company’s Chief Executive Officer during fiscal year 2006 and of the other executive officers of the Company who were serving as executive officers at the end of fiscal year 2006 (such executive officers are sometimes collectively referred to herein as the “named executive officers”):

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary(4)	Bonus(4)	Other Annual Compensation(5)	Awards		All Other Compensation(8)
					Restricted Stock Awards ($) (6)	Securities Underlying Options Granted (#)(7)
David G. Tacelli President and Chief Executive Officer(1)	2006 2005 2004	$382,500 330,000 300,000	$240,000 66,000 226,000	— — —	$1,443,000 — —	— 150,000 135,000	$403 403 403

Mark J. Gallenberger Vice President, Chief Financial Officer and Treasurer	2006 2005 2004	300,000 300,000 300,000	180,000 37,500 130,000	— — —	488,400 — —	— 100,000 90,000	300 300 311

Mukesh Mowji Vice President, Worldwide Customer Operations(2)	2006	235,000	141,000	—	319,680	—	—

Peter Rood Vice President, Product Development and Operations(3)	2006 2005	235,000 235,000	141,000 40,000	— —	319,680 —	— 20,000	— —

Roger W. Blethen Chairman of the Board and Former Chief Executive Officer(1)	2006 2005 2004	112,500 450,000 450,000	— 135,000 474,000	— — —	— — —	9,500 225,000 200,000	1,249,166 1,609 1,609

(1)	Effective November 1, 2005, Mr. Tacelli became Chief Executive Officer. Mr. Tacelli remains President of the Company and Mr. Blethen continues to serve as non-executive Chairman of the Board. See “Termination of Employment Arrangements” for additional information on payments to Mr. Blethen in connection with his separation from employment with the Company.

(2)	Mr. Mowji became an executive officer in October 2005.

(3)	Mr. Rood became an executive officer in November 2004.

(4)	Of the amounts reported above for salary and bonus, Mr. Tacelli and Mr. Gallenberger deferred $165,900 and $81,250 for fiscal year 2006, respectively, $76,725 and $133,206 for fiscal year 2005, respectively, and $38,750 and $187,445 for fiscal year 2004, respectively, pursuant to a deferred compensation plan.

(5)	Amounts shown under “Other Annual Compensation” column exclude perquisites if the aggregate amount of the named executive officer’s perquisites was less than the lesser of $50,000 or 10% of such officer’s salary plus bonus.

(6)	Reflects the value of performance-based restricted stock units (RSUs) on the date of award determined by multiplying the total number of shares issuable by the fair market value on the date of the award. The Company does not intend to pay dividends on the RSUs reported in this column. The performance goal was achieved in fiscal year 2006, resulting in 25% of the RSUs vesting and the remaining unvested 75% becoming time-based vested over the next three years in equal tranches on May 16, 2007, 2008 and 2009 as follows:

Name	Number of Restricted Stock Units Vested in Fiscal 2006	Number of Unvested Restricted Stock Units at Fiscal Year-End	Value of Unvested Restricted Stock Units at Fiscal Year-End
David Tacelli	81,250	243,750	$1,313,813
Mark Gallenberger	27,500	82,500	444,675
Mukesh Mowji	18,000	54,000	291,060
Peter Rood	18,000	54,000	291,060

(7)	Amount shown for Mr. Blethen for fiscal year 2006 reflects option grant for services as a director made on same basis as options for other non-employee directors.

(8)	Amounts shown under “All Other Compensation” column represent taxable amounts in respect of split dollar life insurance and also, for Mr. Blethen, the amount payable is connection with his separation of employment from the Company.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding options granted during the fiscal year ended July 31, 2006 by the Company to each of the named executive officers:

Individual Grants
	Number of Securities Underlying Options Granted(A)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(B)
Name				Expiration Date	5%	10%
David G. Tacelli	—	—	—	—	—	—
Mark J. Gallenberger	—	—	—	—	—	—
Mukesh Mowji	—	—	—	—	—	—
Peter S. Rood	—	—	—	—	—	—
Roger W. Blethen	9,500	5.60%	$3.83	11/10/2015	$22,882	$57,988

(A)	These options become exercisable twenty percent one year from grant date, thirty-five percent two years from grant date and forty-five percent three years from grant date.

(B)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock appreciation exercises will depend on the future performance of the common stock and the date on which the options are exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the aggregate dollar value of all options exercised during the fiscal year ended July 31, 2006 and the total number of unexercised options held on July 31, 2006 by each of the named executive officers:

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(A)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David G. Tacelli	—	$—	729,551	110,625	$—	$—
Mark J. Gallenberger	—	—	497,750	73,750	—	—
Mukesh Mowji	—	—	18,750	56,250	—	—
Peter S. Rood	—	—	114,094	9,750	59,252	—
Roger W. Blethen	7,972	53,333	1,571,444	174,188	89,425	14,820

(A)	The closing price for the Company’s common stock as reported by the Nasdaq Global Market on July 31, 2006, the last business day of fiscal year 2006, was $5.39. Value is calculated on the basis of the difference between the option exercise price and $5.39 multiplied by the number of shares of common stock underlying the option.

Termination of Employment Arrangements

In connection with Mr. Blethen’s separation from employment with the Company, the Company and Mr. Blethen entered into an agreement dated October 31, 2005 (the “Separation Agreement”). Mr. Blethen continues to serve as a director and as non-executive Chairman of the Board of the Company.

The Separation Agreement provides that from November 1, 2005 through February 1, 2010 (the “Salary Continuation Period”), Mr. Blethen will provide assistance in the transition of his job responsibilities to a new chief executive officer of the Company and perform other consulting services for the Company. In consideration for his services during the Salary Continuation Period and for his acceptance of the Separation Agreement, Mr. Blethen will be paid $1,012,500 (an amount equal to 27 months of his then effective base salary), with a staggered payment schedule from May 1, 2006 through January 31, 2010, and an additional lump sum payment of $100,000 on February 1, 2007. Mr. Blethen also receives payments of $80,950 for the continuation of specified life insurance policies and $43,216 for the use of a car. Further, Mr. Blethen will be entitled to the continued vesting and exercisability of his outstanding stock options during the Salary Continuation Period and for so long as he remains a director. Mr. Blethen is also entitled to the continued payment of medical and dental insurance coverage and the payment of certain other benefits during the Salary Continuation Period.

Employment Contracts and Change in Control Arrangements

The Company has entered into change of control employment agreements with each of the named executive officers and with four other officers. The change of control employment agreements have three year terms, which terms extend for one year upon each anniversary unless a notice not to extend is given by the Company. If a Change of Control (as defined in the agreements) occurs during the term of an agreement, then the agreements become operative for a fixed three year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three year period after a Change of Control of the Company. If the Company terminates the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during such three year period or for any reason during the 30 day period following the first anniversary of the Change of Control (or upon certain terminations prior to a Change of Control or in connection with or in anticipation of a Change of Control), the executive is generally entitled to receive (i) two times (a) the executive’s annual base salary plus (b) the executive’s annual bonus amount (as defined in the agreement), (ii) accrued but unpaid compensation for the period before the date of termination, (iii) continued health benefits for two years, and (iv) outplacement services. In addition, the executive is entitled to receive an additional payment, if any, in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

Options and restricted stock units granted to the named executive officers contain provisions pursuant to which, under certain circumstances, they become fully vested and immediately exercisable upon a “change of control event” as defined in such options and restricted stock unit agreements.

Code of Ethics

The Company has adopted a code of ethics that applies to all directors and employees, including its principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. The text of the code of ethics is posted on the Company’s website at www.ltx.com. The Company intends to post on its website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code.

EQUITY COMPENSATION PLANS

The following table shows information relating to the Company’s equity compensation plans as of July 31, 2006:

	Equity Compensation Plan Information			Number of securities remaining available for future issuance under equity compensation plans (excluding securities in first column)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights
Equity compensation plans approved by security holders	9,294,184	$9.19		4,500,612	*

Equity compensation plans not approved by security holders	0	0		0

Total	9,294,184	$9.19	*	4,500,612	*

* Includes 639,773 shares available for issuance under an employee stock purchase plan which is intended to qualify as such under Section 423 of the Internal Revenue Code.

This table excludes an aggregate of 45,451 shares issuable upon exercise of outstanding options assumed by the Company in connection with an acquisition. The weighted average exercise price of the excluded options is $0.9960.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists of three directors who are independent under NASDAQ rules. The Committee met five times during the fiscal year ended July 31, 2006. The Compensation Committee is responsible for establishing compensation policies with respect to all executive officers of the Company and determining on an annual basis the compensation of these individuals.

The Compensation Committee has identified three principal goals for its work on behalf of the Company:

1.	Establish appropriate linkage between executive compensation and creation of stockholder value.

2.	Insure that the total compensation program can attract, motivate and retain executives with outstanding abilities.

3.	Determine the competitiveness of current cash and equity incentive opportunities.

In order to fulfill these goals, the Committee has reviewed various salary surveys conducted by consultants as well as proxy statements from a peer group identified by the Committee consisting of more than twenty other public semiconductor equipment companies that have annual revenues of between $200 and $800 million. The Committee believes that setting base salaries at the 50th percentile and incentive cash compensation at the 70th percentile of compensation paid at the peer group is appropriate to advance the goals identified by the Committee.

Executive Bonus Plan

The Compensation Committee has continued the prior year’s Executive Bonus Plan for fiscal year 2006 after reviewing the Company’s business and financial position entering the year and the business plan for the year. On November 30, 2005, the Compensation Committee of the Company’s Board of Directors amended the Executive Bonus Plan to eliminate any bonus based on an executive’s achievement of individual goals and to provide that all cash bonus payments under the Executive Bonus Plan be based on measures of Company profitability. The Executive Bonus Plan, as amended, provides that an annual cash bonus be paid to officers calculated under a formula based upon profit before taxes for the fiscal year, and assigned target incentive compensation equal to 50% of the officer’s base salary, subject to a maximum amount not to exceed 3.5 times the target incentive compensation amount. Specific participation percentages for each executive officer were established with reference to the officer’s area and scope of responsibility within the Company.

The Compensation Committee has the discretion to make equitable adjustments to any amounts payable under the Executive Bonus Plan but did not make any such adjustments for fiscal year 2006.

Chief Executive Officer’s Compensation

The Compensation Committee subjectively determined that it was appropriate to set Mr. Tacelli’s base salary at $400,000, following his appointment as Chief Executive Officer in November 2005. The decisions made with respect to the fiscal year 2006 compensation of the Chief Executive Officer were intended to continue the Company’s philosophy of aligning the interests of the Chief Executive Officer with the interests of the Company and its stockholders. The fiscal year 2006 cash bonus paid to the Chief Executive Officer was earned based upon the profitability of the Company during the year.

The cash bonus payable to the Chief Executive Officer under the Company’s Executive Bonus Plan is calculated based on the formula described above.

Compensation of Other Executive Officers

The Committee set base salaries of each of the other executive officers with reference to both the base salary of the Chief Executive Officer and the salaries of executive officers with comparable responsibilities in comparable companies. The Committee determined the appropriate portion of each other executive officer’s total potential cash compensation to be contingent upon performance and payable under the Executive Bonus Plan which was in effect for fiscal year 2006. The fiscal year 2006 cash bonus paid to the other executive officers was earned based upon the profitability of the Company during the year.

Equity Arrangements

The Company maintains its 2004 stock plan and an employee stock purchase plan. Each executive officer is eligible for stock option grants, restricted stock awards and/or other equity based awards under the 2004 stock plan. In subjectively determining the size of grants to be made to executive officers, the Committee seeks to implement its stated goal that there be appropriate linkage between executive compensation and the creation of stockholder value. If executive officers are able to increase the market capitalization of the Company, their equity will achieve significant value and the stockholders will benefit generally. There is no fixed ratio between Company performance and size of grants or between base salary and size of grants.

In fiscal year 2006, working with a compensation consultant, the Committee decided as a result of changes in the accounting treatment of equity awards that structuring performance based restricted stock unit awards for equity compensation would more effectively and efficiently advance the goals of the Committee than stock options. In determining the size of the restricted stock unit grant to the Chief Executive Officer and other executive officers, the Compensation Committee reviewed the Company’s strategic performance relative to its competitors and equity awards made in the peer group review, including competitors.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers. The Committee believes that any compensation deemed paid to an executive officer when he or she exercises an outstanding option granted under the stock option plans with an exercise price equal to the fair market value of the option share on the grant date, or when any performance based restricted stock unit vests, will qualify as performance-based compensation which will not be subject to the $1 million limitation. Otherwise, it is not expected that the compensation to be paid to the Company’s executive officers for fiscal year 2007 will exceed the $1 million limit per officer.

Stephen M. Jennings

Mark S. Ain

Robert E. Moore

Stock Performance Chart

The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock during the five years ended July 31, 2006 with the total return on the Standard & Poor’s 500 Composite Index and the Standard & Poor’s High Technology Composite Index. The comparison assumes $100 was invested on July 31, 2001 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG LTX CORPORATION, THE S & P 500 INDEX

AND THE S & P INFORMATION TECHNOLOGY INDEX

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company’s directors and certain of its officers and persons holding more than ten percent of the Company’s common stock are required to report their ownership of the common stock and any changes in such ownership to the Securities and Exchange Commission and the Company. Based on the Company’s review of copies of such reports, no untimely reports were made during the fiscal year ended July 31, 2006.

ITEM. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2007. We are asking stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interest. Representatives of Ernst & Young LLP are expected to be present at the 2006 Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors recommends that you vote “FOR” this proposal.

Fiscal Year 2006 Audit Firm Fee Summary

During fiscal year 2006, the Company retained Ernst & Young LLP to provide services in the following categories and amounts:

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audits of LTX’s annual financial statements for the fiscal years ended July 31, 2006 and 2005, the audit of LTX’s internal control over financial reporting as of July 31, 2006 and for the review of the financial statements included in LTX’s Quarterly Reports on Form 10-Q for those fiscal years, and registration statements and new accounting regulations and stock option expensing consultations, were $512,900 and $493,125, respectively.

Audit Related Fees

The aggregate fees billed by Ernst & Young LLP for audit related services in the fiscal years ended July 31, 2006 and 2005 were $17,500 and $3,000, respectively. The audit related fees were for miscellaneous accounting consultations, including acquisition accounting consultations, and internal controls compliance consultations under the Sarbanes-Oxley Act.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for tax services in the fiscal years ended July 31, 2006 and 2005 were $127,150 and $89,900, respectively, consisting of tax planning consultations and tax return compliance and preparation.

All Other Fees

There were no fees billed by Ernst & Young LLP for services other than those described above for the fiscal years ended July 31, 2006 and 2005.

All of the above services provided by Ernst & Young were approved by the Audit Committee. All of the work performed by Ernst & Young was performed by Ernst & Young’s full-time employees.

LTX’s Audit Committee has determined that the services provided by Ernst & Young LLP as set forth herein are compatible with maintaining Ernst & Young’s independence.

AUDIT COMMITTEE POLICIES AND PROCEDURES AND REPORT

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Audit Committee Report

The Audit Committee of the Board of Directors consists of Roger J. Maggs, Samuel Rubinovitz and Patrick J. Spratt. The Board has determined that at least one if its members, Mr. Spratt, is an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. All members of the Audit Committee are “independent” under Rule 4200(a)(15) of the NASD listing standards.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended July 31, 2006 with the Company’s management and Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed by AICPA Statement on Auditing Standards (SAS) No. 61, “Communications with Audit Committees”, as amended by SAS No. 90, “Audit Committee Communications”, and SEC regulations.

In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the firm’s independence. The Audit Committee believes that the non-audit services are compatible with such independence.

The Audit Committee also discussed with the independent registered public accounting firm the overall quality of the Company’s financial reporting and their evaluation of the Company’s internal control systems.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2006 for filing with the Securities and Exchange Commission.

Patrick J. Spratt

Roger J. Maggs

Samuel Rubinovitz

STOCKHOLDER PROPOSALS

Stockholder proposals to be submitted for vote at the 2007 Annual Meeting pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to the Company on or before July 5, 2007. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail—Return Receipt Requested. If a proponent fails to notify the Company by September 3, 2007 of a non-Rule 14a-8 shareholder proposal which such proponent intends to submit at the Company’s 2007 Annual Meeting, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote on such matter.

The Company’s By-laws set forth the procedures a stockholder must follow to nominate a director or to bring other business before a stockholder meeting. Stockholders who wish to nominate a candidate for director at the 2007 Annual Meeting must provide at least sixty days’ advance written notice to the Secretary of the Company, together with such information concerning the identity, background and experience of the nominee as the Board of Directors may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as a director of the Company.

OTHER MATTERS

As of this date, management knows of no business which may properly come before the 2006 Annual Meeting other than that stated in the Notice of Meeting accompanying this Proxy Statement. Under the Company’s By-laws, the deadline for stockholders to notify the Company of any proposals or director nominations to be presented at the 2006 Annual Meeting has passed. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in a household. The Company will promptly deliver a separate copy of either document to a stockholder if such stockholder calls or writes the Company at the following address or phone number: Investor Relations, LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062; or 781-461-1000.

ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2006 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to Investor Relations, LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062.

JOSEPH A. HEDAL, Secretary

DETACH HERE	ZLTXC2

PROXY

LTX CORPORATION

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David G. Tacelli and Mark J. Gallenberger or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of common stock of LTX Corporation held of record by the undersigned on October 26, 2006, at the annual meeting of stockholders to be held on December 6, 2006, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR PROPOSALS 1 and 2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your shares.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

LTX CORPORATION

C/O COMPUTERSHARE

P.O. BOX 43101

PROVIDENCE, RI 02940

Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL		ZLTXC1

☒	Please mark votes as in this example.	#LTX

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM OF PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. The Board of Directors recommends that stockholders vote for Proposals No. 1 and 2.

1.	To elect three members to the Board of Directors to serve for three-year terms as Class II Directors. Nominees: (01) Roger W. Blethen, (02) Roger J. Maggs and (03) Patrick J. Spratt

	FOR BOTH NOMINEES	☐	☐	WITHHELD FROM BOTH NOMINEES

☐
For all nominee(s) except as written above

				FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its 2007 fiscal year.			☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature:	Date:	Signature:	Date: